Exhibit 99.02

7000 Cardinal Place

Dublin,OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola, Cardinal Health (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Jason Strohm, Cardinal Health (614) 757-7542 jason.strohm@cardinal.com

Chinh Chu, The Blackstone Group (212) 583-5872 chu@blackstone.com

CARDINAL HEALTH TO SELL PHARMACEUTICAL TECHNOLOGIES AND SERVICES

SEGMENT TO THE BLACKSTONE GROUP FOR $3.3 BILLION

Leading contract-manufacturing, development and packaging business for the pharmaceutical and biotechnology industries to broaden Blackstone’s health-care presence

DUBLIN, Ohio, Jan. 25, 2007 — Cardinal Health, the leading provider of products and services supporting the health-care industry, today announced it has reached an agreement to sell its Pharmaceutical Technologies and Services (PTS) segment to The Blackstone Group for approximately $3.3 billion in cash.

Cardinal Health and Blackstone have signed a definitive agreement for Blackstone to acquire the PTS businesses that develop, manufacture and package medication and other products for pharmaceutical and biotech firms, employ approximately 10,000 at more than 30 facilities worldwide and generate approximately $1.8 billion in annual revenue. Cardinal Health announced on Nov. 30, 2006 that it planned to divest the segment to focus resources on its four remaining segments serving health-care provider customers, such as hospitals and pharmacies.

“We made very rapid progress in less than two months to reach an agreement with such a quality organization as The Blackstone Group,” said R. Kerry Clark, president and chief executive officer of Cardinal Health. “The move allows us to accelerate the repurchase of Cardinal Health shares and focus our full attention on our mission to help make health care safer and more productive through our supply-chain and clinical products businesses.”

Chinh Chu, Senior Managing Director of The Blackstone Group and Alex Erdeljan, Senior Advisor to The Blackstone Group stated, “We are attracted to the strong industry fundamentals and leadership market positions of PTS in contract manufacturing, drug development, and packaging and printing services. We will work in concert with PTS’ proven and experienced management

-more-

Cardinal Health to Sell Pharmaceutical Technologies and Services Segment to The Blackstone Group for $3.3 billion team to build upon and strengthen their platform of competitive offerings, in order both to accelerate and enhance the growth and profitability of the PTS businesses.”

As previously announced, Cardinal Health plans to use the net proceeds from the sale to repurchase shares. The sale is expected to generate approximately $3.1 billion in after-tax proceeds. The net book value of the PTS segment is approximately $2 billion. The sale is expected to close early in Cardinal Health’s fiscal fourth quarter and is subject to customary closing conditions, including regulatory approvals.

Cardinal Health will retain Martindale and Beckloff Associates, two businesses that support the generic pharmaceutical market. Martindale develops generic, intravenous medicine that is complementary to Cardinal Health’s hospital business and generics strategy. Beckloff provides pharmaceutical regulatory consulting, including services for Cardinal Health generic products. Combined, these businesses have approximately 400 employees at two primary locations in the United States and United Kingdom.

PTS is the leading contract manufacturing and service provider for the pharmaceutical industry. Among its core offerings, it develops and manufactures oral and sterile medication in nearly all dosage forms, and holds patents for softgel and Zydis® fast-dissolve technologies used in many popular prescription and over-the-counter medicine. The segment is also the largest contract packager of pharmaceuticals.

Blackstone has been a leader in the field of private equity investing since 1987, managing $28 billion through its Blackstone Capital Partners I, II, III, IV, and V and Blackstone Communications Partners funds.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $81 billion, global company serving the health-care industry with a broad portfolio of products and services. Through its diverse offerings, Cardinal Health delivers health-care solutions that help customers reduce their costs, improve safety and productivity, and deliver better care to patients. The company manufactures, packages and distributes pharmaceuticals and medical supplies, offers a range of clinical services and develops automation products that improve the management and delivery of supplies and medication for hospitals, physician offices and pharmacies. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 55,000 people on six continents. More information about the company may be found at www.cardinalhealth.com.

About The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised approximately $75 billion for alternative asset investing since its formation of which over $30 billion has been for private equity investing. Blackstone has a significant commitment to the healthcare sector with investments in Biomet (orthopedics and dental, pending investment), Emcure (pharmaceuticals), Encore Medical (rehabilitation products), Gerresheimer (healthcare packaging), Health Markets (health insurance), Southern Cross (nursing homes), Team Health (ambulatory care), and Vanguard (hospitals). Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

###

Cardinal Health to Sell Pharmaceutical Technologies and Services Segment to The Blackstone Group for $3.3 billion

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings, including shareholder litigation; uncertainties related to completing the divestiture of the PTS segment, including the fulfillment or waiver of conditions to closing under the acquisition agreement and any adjustments as to the amount of actual proceeds to be received; the costs, difficulties and uncertainties related to the integration of acquired businesses; with respect to future share repurchases, the approval of the board of directors, which is expected to consider Cardinal Health’s then-current stock price, earnings, cash flows, financial condition and prospects as well as alternatives available to Cardinal Health at the time any such action is considered; and general economic and market conditions. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.